Exhibit 10.4

EAST WEST BANK 2008
SALARY CONTINUATION PLAN

THIS AGREEMENT is adopted effective this first day of January, 2008, by and between EAST WEST BANK, a state-chartered commercial bank (the “Company”), and                        (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive.  The Company shall pay the benefits from its general assets.  To that end, the Company hereby establishes this East-West Bank 2005 Salary Continuation Plan (the “Plan”), previously effective January 1, 2005, and restated effective January 1, 2008.  This Plan is also intended to incorporate the prior Survivor Income Agreement between the Company and the Executive which is hereby amended, restated and superseded in its entirety within this Plan. All previously accrued benefits as well as all future benefits shall be subject to the provisions of this restated Plan which is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

AGREEMENT

The Company and the Executive agree as follows:

Article 1
Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

1.1                                 “Administrator”  means the person or persons appointed by the Board to administer the Plan pursuant to Article 6 of the Plan

1.2                                 “Board”  means the Board of Directors of the Company.

1.3                                 “Change in Control” shall mean any of the following events:

(a)                                  The date on which any one person, or any corporation owned by a group of persons that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company, acquires:

(i)                                     Ownership of stock of the Company that, together with any stock previously held by such person or group, constitutes more than fifty percent (50%) of either (1) the total fair market value or (2) the total voting power of the stock of the Company;

(ii)                                  Ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company during the twelve (12) month period ending on the date of such acquisition; or

(iii)                               Assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) of forty percent (40%) of all of the assets of the Company during the twelve (12) month period ending on the date of such acquisition; provided, however, that any transfer of assets to related parties described in Treasury Regulation § 1.409A-3(i)(5)(vii)(B)(1) shall not constitute a Change of Control.

(b)                                 The date on which a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election.

Notwithstanding the foregoing, no event shall constitute a “Change of Control” for purposes of this Plan if it is not a “change in the ownership or effective control of the” Company, or “in the ownership of a substantial portion of the assets” thereof, within the meaning of Section 409A.

1.4                                 “Code” means the Internal Revenue Code of 1986, as amended.  References to a Code section shall be deemed to be to that section as it now exists and to any successor provision, as interpreted by Treasury regulations and other applicable authorities.

1.5                                 “Disability” shall mean that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Executive’s employer.  The Company may require that the Executive submit evidence of such qualification for Disability benefits in order to determine that the Executive is disabled under this Plan.

1.6                                 “Early Involuntary Termination” means that the Executive, prior to Normal Retirement Age, has been notified in writing that employment with the Company is terminated for reasons other than an approved leave of absence, Termination for Cause, Disability or Change in Control.  Early Involuntary Termination shall also be deemed to have occurred if the Executive terminates his or her employment with “just reason” if such termination shall result, in whole or in part, from any of the following events: (i) the breach by the Company of any material provision of this Plan or any employment agreement between the Company and the Executive or a reduction in base salary; (ii) receipt by the Executive of a notice from the Company that the Company intends to terminate employment under this Plan without cause; (iii) the failure of a successor or assign of the Company’s rights under this Plan to assume the Company’s duties hereunder; (iv) direction of the Executive by the Company to perform any unlawful act; (v) material reduction of Executive’s duties; (vi) a relocation of Executive’s principal place of employment by more than twenty-five (25) miles by automobile from 415 Huntington Drive, San Marino, California; or (vi) liquidation or dissolution of the Company.

1.7                                 “Early Voluntary Termination” means that the Executive, prior to Normal Retirement Age, has terminated employment with the Company for reasons other than Termination for Cause, Disability, Change in Control or Early Involuntary Termination.

1.8                                 “Normal Retirement Age” means the Executive completing twenty (20) Years of Employment, which shall be                           , and at which time the Executive will have attained approximately age      years and      months.

1.9                                 “Normal Retirement Benefit” means the annual benefit specified in Section 2.1.

1.10                           “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.11                           “Plan Year” means the calendar year.

1.12                           “Termination for Cause” shall be defined as set forth in Article 5.

1.13                           “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, which termination satisfies the applicable standard for a “separation from service” under Code Section 409A.

1.14                           “Years of Employment” means the total number of twelve (12) month periods during which the Executive has been employed on a full-time basis by the Company or EWBC, inclusive of any leave of absence approved by the Company.

Article 2
Lifetime Benefits

2.1                                 Normal Retirement Benefit.  Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Plan.

2.1.1                        Amount of Benefit.  The annual benefit under this Section 2.1 is                    ($             ).  However, if the Executive remains in the full-time employment of the Company beyond Normal Retirement Age, this Normal Retirement Benefit shall increase eight percent (8%) per year until the earlier of the Executive’s: a) Termination of Employment; or b) attainment of twenty-five (25) Years of Employment.  The Company’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1 prior to Normal Retirement Age; however, an increase shall require the recalculation of Schedule A.

2.1.2                        Normal Form of Payment of Benefit.  The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments, commencing with the month following the Executive’s Termination of Employment, paying the annual benefit to the Executive until the Executive attains age eighty (80).  Notwithstanding the foregoing or any other provision of the Plan, in the event that at the time of payout any stock of the Company is publicly traded on an established securities market and the Executive is a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of the Company, payment of benefit shall commence no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following the Executive’s Termination of Employment, or (ii) the Executive’s death, consistent with the provisions of Code Section 409A and applicable Treasury regulations.  Any installments delayed by reason of the prior sentence shall be paid in a single lump sum on the earliest date permitted under Code Section 409A.  Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company will increase the benefit by three percent (3%).

2.1.3                        Alternate Form of Payment of Benefit.  As an alternative to the method of payment set forth in Section 2.1.2 above, the Executive may elect, no later than (a) December 31, 2008, or (b) the date on which the Executive first enters into the Plan, to have the Company pay the present value of the Normal Retirement Benefit to the Executive in a single lump sum payment either (a) in the month following the Executive’s attaining Normal Retirement Age or (b) in the month following the Executive’s Termination of Employment, if later.   If the Executive has already qualified for Normal Retirement as of December 31, 2008, the Executive shall be entitled to elect to receive the benefit in the form of a single lump sum payment in January 2009.  For purposes of determining the lump sum benefit, the present value shall be calculated in the same manner as the Company accrues the benefit on the books of the Company.

2.2                                 Early Voluntary Termination Benefit.  Upon an Early Voluntary Termination prior to the Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Plan.

2.2.1                        Amount of Benefit.  The benefit under this Section 2.2 is the annual Early Voluntary Termination Installment as defined and set forth on Schedule A for the month ending immediately prior to the Termination of Employment, determined by zero vesting until the Executive completes fifteen (15) Years of Employment and then vesting the Executive in one hundred percent (100%) of the Accrual Balance as defined and set forth on Schedule A.  This benefit set forth on Schedule A is determined by calculating a stream of payments that will increase pursuant to Section 2.2.3 and is based on the Accrual Balance, the initial payment sized with the intent to exhaust the Accrual Balance upon the Executive’s attaining age eighty (80), assuming interest is credited on the unpaid balance at an annual rate of eight percent (8%), compounded monthly.  An increase in the annual benefit under Section 2.1.1 prior to Normal Retirement Age shall require the recalculation of this benefit on Schedule A.

2.2.2                        Payment of Benefit.  The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing with the month following the Executive’s attaining Normal Retirement Age, paying the annual benefit to the Executive until the Executive attains age eighty (80), unless the Executive has elected under Section 2.1.3 to receive the Normal Retirement Benefit in a single lump sum payment, in which case the Company shall pay the benefit in a single lump sum in the month following the Executive’s attaining Normal Retirement Age.  Notwithstanding the foregoing, commencement of payments shall comply with Code Section 409A as specified in Section 2.1.2.

2.2.3                        Benefit Increases.  Benefit payments will be increased as provided in Section 2.1.3.

2.3                                 Early Involuntary Termination Benefit.  Upon an Early Involuntary Termination prior to the Executive’s attaining Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Plan.

2.3.1                        Amount of Benefit.  The benefit under this Section 2.3 is the Early Involuntary Termination Lump Sum, as defined and set forth on Schedule A, for the month ending immediately prior to the date in which Termination of Employment occurs, determined by vesting the Executive in one hundred percent (100%) of said Accrual Balance, as defined and set forth on Schedule A.  An increase in the annual benefit under Section 2.1.1 would require the recalculation of this benefit on Schedule A.

2.3.2                        Payment of Benefit.  The Company shall pay the benefit under this Section 2.3 to the Executive in a lump sum within thirty (30) days following Termination of Employment.  Notwithstanding the foregoing, commencement of payments shall comply with Code Section 409A as specified in Section 2.1.2.

2.4                                 Disability Benefit.  If the Executive terminates employment due to Disability prior to attaining Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Plan.

2.4.1                        Amount of Benefit.  The benefit under this Section 2.4 is one hundred percent (100%) of the accrued benefit described in Section 2.1.1 based on generally accepted accounting principles and reasonable actuarial assumptions as determined by the Company.  An increase in the annual benefit under Section 2.1.1 prior to the Executive’s attaining Normal Retirement Age shall require the recalculation of this Disability benefit or alternative Disability benefit on Schedule A.

2.4.2                        Payment of Benefit.  The Company shall pay the annual benefit determined under this Section 2.4 to the Executive in twelve (12) equal monthly installments commencing with the month following the Termination of Employment, paying the annual benefit to the Executive until the Executive attains age eighty (80).  Notwithstanding the foregoing, commencement of payments shall comply with Code Section 409A as specified in Section 2.1.2., unless the Executive has elected under Section 2.1.3 to receive the Normal Retirement Benefit in a single lump sum payment, in which case the Company shall pay the benefit in a single lump sum in the month following the Executive’s Termination of Employment by reason of Disability.

2.4.3                        Benefit Increases.  Benefit payments will be increased as provided in Section 2.1.3.

2.5                                 Change in Control Benefit.  Upon a Change in Control, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Plan.

2.5.1                        Amount of Benefit.  The benefit under this Section 2.5 is the present value of the Normal Retirement Benefit, determined by vesting the Executive in the Normal

Retirement Benefit set forth in Section 2.1.1 as if the Normal Retirement Age had been reached as of the date of the Change in Control.

2.5.2                        Payment of Benefit.  The Company shall pay the benefit determined under this Section 2.5 to the Executive in a lump sum within thirty (30) days following Change in Control.  The Executive will receive the present value of the Normal Retirement Benefit (as such payments would be increased as provided in Section 2.5.3 were the lump sum election not made), using an eight percent (8%) discount rate, payable in a lump sum in compliance with all requirements of Code Section 409A, including as provided in Section 2.1.2.

2.5.3                        Benefit Increases.  Benefit payments will be increased as provided in Section 2.1.3.

2.5.4                        Internal Revenue Service Section 280G Gross Up.  If, as a result of a Change in Control, the Executive becomes entitled to acceleration of benefits under this Plan or under any other benefit, compensation or incentive plan or arrangement with the Company (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under Section 280G and Section 4999 of the Internal Revenue Code (the “Excise Tax”), the Company shall pay to the Executive the following additional amounts, consisting of (a) a payment equal to the Excise Tax payable by the Executive on the Total Benefits under Section 4999 of the Internal Revenue Code (the “Excise Tax Payment”), and (b) a payment equal to the amount necessary to provide the Excise Tax payment net of all income, payroll and excise taxes (the “Gross-up Payment”).  Payment of the additional amounts described in clauses (a) and (b) shall be made during the first calendar quarter of the Plan Year following the Plan Year in which the Change in Control occurs, subject to compliance with all requirements of Code Section 409A, including as provided in Section 2.1.2.   For the avoidance of doubt, in no event shall any Excise Tax payment or Gross-up Payment be paid later than the end of the calendar year following the year in which the Executive remits the related taxes to applicable taxing authorities in compliance with Code Section 409A.

Article 3
Death Benefits

3.1                                 Death During Active Service.  If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary a lump sum benefit equal to                                   , payable within the first ninety (90) days following the Participant’s death.

3.2                                 Death After Termination of Employment.  If the Executive dies after Termination of Employment for any reason, the Company shall pay to the Executive’s beneficiary a lump sum benefit equal to the accrued liability for the benefits payable under Section 2.1 on the books of the Company, which amount should be equal to the present value of the remaining benefits to be paid to the Executive.  Such lump sum benefit shall be paid within the first ninety (90) days following the Participant’s death.

Article 4
Beneficiaries

4.1                                 Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Company.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime.  The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2                                 Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Company may require proof of incompetence, minority or guardianship, as it may deem appropriate, prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5
General Limitations

5.1                                 Termination for Cause.  Notwithstanding any provision of this Plan to the contrary, the Company shall not pay any benefit under this Plan if the Company terminates the Executive’s employment for cause prior to the Executive completing fifteen (15) Years of Service and prior to a Change in Control if, but only if, such termination shall result solely from (i) the Executive’s continued and willful failure or refusal to substantially perform his or her duties in accordance with the terms of the Plan and shall have been approved by two-thirds (66.66% rounded up to the next whole person) of the Board (excluding the Executive); provided, however, that the Executive first shall have received written notice specifying the acts or omissions alleged to constitute such failure or refusal and such failure or refusal continues after the Executive shall have had reasonable opportunity (but in no event less than thirty (30) days) to correct the same; (ii) Executive being subject to removal proceedings brought by a bank regulatory authority; or (iii) Executive being formally charged with a felony involving embezzlement, theft, or other similar willful property crime against the Company; provided, however, that in the case of clause (ii) above, if the removal proceeding is unsuccessful, or in the case of clause (iii) above, if Executive is not convicted of the felony, Executive shall not be treated as having been terminated “for cause” and shall be entitled to prompt payment of all amounts described in Section 2.3.  For purposes of this paragraph, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

Article 6
Administration & Claims Review

6.1                                 Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons

6.2                                 Claims Procedure.  The Executive, or after the executive’s death the beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such period.  Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.

(a)                                  Review Procedure.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Administrator and shall be a full and fair review.  The claimant shall have the right to review all pertinent documents.  The claimant may submit written comments, documents, records and other information relating to the claim for benefits, and such information shall be taken into account for purposes of the review without regard to whether such information was submitted or considered in the initial benefit determination.  The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances require a longer period of time for processing, in which case written notice of the extension, indicating the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review, shall be furnished to the claimant prior to the termination of the initial 60-day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, with specific reference to any provisions of the Plan on which the decision is based.

Article 7
Amendments and Termination

This Plan may be amended or terminated only by a written agreement signed by the Company and the Executive, except that no such amendment or termination may reduce an Executive’s accrued benefit, or accelerate distributions in violation of Code Section 409A, and any amendment must be in compliance with the requirements of Code Section 409A.  If the Company terminates the Plan, amounts accrued shall be paid in accordance with the provisions of the Plan prior to the termination.

Article 8
Miscellaneous

8.1                                 Binding Effect.  This Plan shall bind the Executive and the Company, and their successors, beneficiaries, survivors, executors, administrators and transferees.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Plan.  Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor company.

8.2                                 No Guarantee of Employment.  This Plan is not an employment policy or contract and does not alter in any way the employment relationship between the Executive and the Company.  It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3                                 Non-Transferability.  The benefits provided under this Plan may not be alienated, transferred, assigned, pledged or hypothecated by any person, at any time, or to any person whatsoever.  Those benefits shall be exempt from the claims of creditors or other claimants of the Executive or beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

8.4                                 Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

8.5                                 Applicable Law.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of California.

8.6                                 Unfunded Arrangement.  The benefits paid under this Plan shall be paid from the general funds of the Company, and the Executive and any beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.  Any insurance purchased by the Company on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

8.7                                 Entire Agreement.  This Plan constitutes the entire agreement between the Company and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

EAST-WEST BANK

By:
Title: